Exhibit 8.1

Our Ref	023786.0001.SM	17 June 2016

Innocoll Holdings plc

Unit 9, Block D

Monksland Business Park

Athlone

County Westmeath

Innocoll Holdings plc (the “Company”)

Dear Sirs

1.	Capacity and Basis

We have been requested to provide this Opinion Letter in connection with the public offering by the Company of up to 6,583,750 ordinary shares of $0.01 each in the capital of the Company (the “Placing Shares”) (the “Transaction”).

The Company’s Registration Statement on Form F-3 (File No. 333-207184) initially filed with the Securities and Exchange Commission (the “Commission”) on 29 September 2015, as amended and as subsequently amended on the date hereof, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is referred to in this Opinion Letter as the “Registration Statement”.

No opinion is expressed in this Opinion Letter with regard to any matter governed by the laws of any jurisdiction other than Ireland.

Insofar as the opinion given in that clause relates to tax matters, it is confined to, and given in all respects on the basis of the laws of Ireland relating to tax in force as at the date of this Opinion Letter as currently applied by the courts of Ireland and on the basis of current practice of the Irish Revenue Commissioners.

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed and relied upon a copy of the Registration Statement.

3.	Opinions

Based only on our review of the Registration Statement and upon the assumptions listed at Clause 4 and to the reservations and qualifications set out in Clauses 5 and 6 and subject to the limitations set forth in the Registration Statement, we are of the opinion that the statements made in the Registration Statement under the heading Taxation — Taxation In Ireland, insofar as such statements are statements of Irish taxation law or legal conclusions, they are accurate in all material respects.

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

(a)	that the copy of the Registration Statement referred to herein as being reviewed by us is a true, complete and accurate copy of the original thereof as in effect on the date hereof without any amendment or modification thereto;

(b)	that the filing of the Registration Statement with the Commission has been authorised by all necessary actions under all applicable laws;

(c)	that, in so far as the laws of any other jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with the Transaction (as contemplated by the Registration Statement) and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that any other parties to the Transaction, requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to all or any of such matters, that they have obtained each such authorisation, consent or approval and have complied, and will continue to comply, with any conditions attaching thereto and in each case, where applicable, such authorisations, consents, approvals and/or licences are in full force and effect and were obtained or complied with within any applicable time period;

(d)	that no transaction or transactions, involving a direct or indirect transfer or issuance of shares, has or have taken place which should have been notified to the Central Bank of Ireland (or any predecessor regulator) under applicable legislation, and which was or were not so notified;

(e)	that all securities issued and sold under the Registration Statement will have been issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement;

(f)	that no proceedings have been or will be instituted and no injunction has been or will be granted against the Company to restrain it from issuing the Placing Shares and that the issue of the Placing Shares is not and will not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement, other than where the foregoing is required by Irish law;

(g)	that there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

(h)	that the Company was not induced by fraud, misrepresentation or by any similar circumstance to file the Registration Statement; and

(i)	that the Placing Shares will be dealt in or on the NASDAQ Global Market at all material times.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

(a)	the opinions in this Opinion Letter are given solely on the basis of a review of the Registration Statement and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland; and

(b)	other than with respect to the matters identified in Clause 3 we have not verified the accuracy of the Registration Statement (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted.

6.	General

We hereby consent to the inclusion of this Opinion Letter as an exhibit to the Registration Statement to be filed with the Commission and any amendments thereto. We also hereby consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving this consent we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act. This Opinion Letter is intended solely for use in connection with the issuance of the Placing Shares subject to the Registration Statement and is not to be relied on for any other purpose.

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law or fact or Irish Revenue Commissioners practice that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully,	Yours faithfully,

/s/ David Carthy	/s/ Ken Casey

WILLIAM FRY	WILLIAM FRY

Solicitors	Solicitors